Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO THE PLAN SUPPORT AGREEMENT

                    This FIRST AMENDMENT TO THE PLAN SUPPORT AGREEMENT (including the Amended and Restated Plan Term Sheet attached hereto (the “Amended and Restated Term Sheet”), this “First Amendment”), dated as of July 10, 2009, amends that certain Plan Support Agreement (the “Agreement”), dated as of April 23, 2009, by and among (i) U.S. Shipping Partners L.P. (“USSP”), U.S. Shipping Finance Corp., U.S. Shipping Operating LLC, USS Chartering LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS ATB 4 LLC, USS M/V Houston LLC, ITB Mobile LLC, USCS Chemical Pioneer Inc., ITB Groton LLC, ITB New York LLC, ITB Jacksonville LLC, ITB Baltimore LLC, USCS ATB LLC, USCS Sea Venture LLC, ITB Philadelphia LLC, USCS Chemical Chartering LLC, USCS Charleston Chartering LLC, USCS Charleston LLC, USS JV Manager Inc., USS Product Manager LLC, USS PC Holding Corp., US Shipping General Partner LLC (“USSGP”), and USS Product Carriers LLC (collectively, the “U.S. Shipping Entities”), (ii) certain lenders party to the First Lien Credit Agreement (as defined in the Agreement) (each, a “Senior Secured Lender” and collectively, the “Senior Secured Lenders”), and (iii) certain holders of Second Lien Notes (as defined in the Agreement) (each, a “Signing Noteholder” and, together with the other holders who signed the original Plan Support Agreement, the “Second Lien Noteholders”; the Second Lien Noteholders, together with the Senior Secured Lenders, each a “Secured Party” and collectively, the “Secured Parties”).

RECITALS

                              WHEREAS, the U.S. Shipping Entities and the Secured Parties entered into the Agreement to reorganize and recapitalize the U.S. Shipping Entities (the “Transactions”) in accordance with a proposed pre-arranged chapter 11 plan of reorganization (the “Plan”), whose material terms and conditions were set forth in the term sheet attached to the Agreement as Exhibit “A”;

                              WHEREAS, paragraph 18(b) of the Agreement permits USSP and a majority in number of the Steering Committee (as defined in the Agreement) to amend the Agreement as set forth herein if such amendment is agreed to in a writing signed by a majority in amount of the Senior Secured Lenders and the Second Lien Noteholders;

                              WHEREAS, due to recent developments in the business of USSP, settlement of litigation involving the U.S. Shipping Entities’ joint venture to construct five product tankers, and adverse developments in interest rate markets, the Steering Committee approached USSP concerning the possibility of adjusting the Plan;

                              WHEREAS, the undersigned (the “First Amendment Parties”), including USSP, the Steering Committee, a majority in amount of the Senior Secured Lenders and the Signing Noteholders, in order to preserve the benefits sought by the Transactions, seek to amend the Agreement and the Term Sheet as set forth herein; and

                              WHEREAS, (i) some of the information considered by the First Amendment Parties in discussing the merits and terms of this First Amendment and the Amended and Restated Term Sheet may be material, nonpublic information, (ii) such information has accordingly not been shared with the Second Lien Noteholders other than the Signing Noteholders who have agreed to treat such information in confidence, and (iii) the Signing Noteholders comprise the requisite majority in principal amount of the Second Lien Notes necessary to bind the Second Lien Noteholders as described in the second Recital above;

                              NOW THEREFORE, the Agreement is amended as follows:

          1.          All references to “Term Sheet” in the Agreement are amended to refer to “Amended and Restated Term Sheet” and the Term Sheet is superseded by the Amended and Restated Term Sheet.

          2.          All references to “Agreement” in the Agreement are amended to refer to the Agreement as amended by the First Amendment.

          3.          The initial 120-day period referred to in paragraph 3 of the Agreement within which the U.S. Shipping Entities are required to obtain confirmation of an Acceptable Plan is amended so that the U.S. Shipping Entities are permitted an initial period of 175 days to obtain confirmation of an Acceptable Plan. Provisions concerning the extension of this time period are unchanged by this First Amendment.

          4.          Paragraph 6(b) of the Agreement is amended to provide: “at 5:00 P.M. prevailing Eastern Time on the 115th day after the Filing Date if a hearing has not been held before the Bankruptcy Court on or before such date to consider the approval of the Disclosure Statement; provided, however, that upon notice from either the U.S. Shipping Entities or the Steering Committee to the other there shall be a 30-day extension of such 115-day period;”

          5.          Paragraph 6(c) of the Agreement is amended to provide: “at 5:00 P.M. prevailing Eastern Time on the 175th day after the Filing Date if the Disclosure Statement has not been approved and the Acceptable Plan has not been confirmed by the Bankruptcy Court on or before such date; provided, however, that upon notice from either the U.S. Shipping Entities or the Steering Committee to the other there shall be a 30-day extension of such 175-day period;”

          6.          Paragraph 6(d) of the Agreement is amended to provide: “at 5:00 P.M. prevailing Eastern Time on November 16, 2009 if there has not occurred substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Acceptable Plan on or before such date; provided, however, that upon notice from either the U.S. Shipping Entities or the Steering Committee to the other there shall be an extension of such date until December 16, 2009;”

          7.          The representations and warranties provided in paragraphs 7 through 9 and 22, and the acknowledgement in paragraph 34, of the Agreement are fully incorporated herein with respect to the U.S. Shipping Entities and, severally but not jointly, each Senior Secured Lender signing this Agreement and each Signing Noteholder.

          8.           USSP shall file a copy of the First Amendment with the Bankruptcy Court in its Chapter 11 Case (as such terms are defined in the Agreement) within two (2) business days of the execution of the First Amendment but shall not publicly disclose identification of the signing Secured Parties.

[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, each of the First Amendment Parties has caused this First Amendment to be executed and delivered by its duly authorized officer.

U.S. SHIPPING PARTNERS L.P.
By: US Shipping General Partner LLC, its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: Chief Executive Officer

STEERING COMMITTEE
By: Zimmer Lucas Partners, Steering Committee Chair

By:	/s/

Name: Devin L. Geoghegan
Title: Partner, Co-Director of Research

Signature Page to First Amendment

SENIOR SECURED LENDERS

[*]

By:

Name:
Title:

Principal amount of Senior Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

[*]

By:

Name:
Title:

Principal amount of Senior Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

Signature Page to First Amendment

SENIOR SECURED LENDERS (cont.)

[*]

By:

Name:
Title:

Principal amount of Senior Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

[*]

By:

Name:
Title:

Principal amount of Senior Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

Signature Page to First Amendment

SECOND LIEN NOTEHOLDERS

[*]

By:

Name:
Title:

Principal amount of Second Lien Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

[*]

By:

Name:
Title:

Principal amount of Second Lien Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

Signature Page to First Amendment

SECOND LIEN NOTEHOLDERS (cont.)

[*]

By:

Name:
Title:

Principal amount of Second Lien Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

[*]

By:

Name:
Title:

Principal amount of Second Lien Secured Claims held:
$___________________

Date: _________________

[Address]
Attention:
Fax: [*]
Email:

Signature Page to First Amendment

Execution Copy

U.S. Shipping Partners L.P.

AMENDED AND RESTATED PLAN TERM SHEET

As of July 9, 2009

The following is a summary (the “Plan Term Sheet”) of certain material terms of a proposed plan of reorganization (the “Plan”) of the Company (as defined below), USS Product Carriers LLC (“USSPC”) and US Shipping General Partner, the general partner of USSP (“USSGP”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Plan Term Sheet contains terms of the Plan that have been amended and restated from that certain Revised Plan Term Sheet dated as of April 22, 2009 (the “Original Plan Term Sheet”). This Plan Term Sheet does not contain all the terms, conditions, and other provisions of the Plan and the transactions contemplated by this Plan Term Sheet are subject to conditions to be set forth in definitive documents. This Plan Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Plan Term Sheet and the information contained herein are strictly confidential and contain material non-public information. It is being provided to the (i) Senior Secured Lenders (as defined below) in accordance with the confidentiality provisions of the First Lien Credit Agreement (as defined below) and (ii) those Second Lien Noteholders (as defined below) who have agreed to maintain the confidentiality hereof. This Plan Term Sheet does not constitute an offer of securities, nor is it an offer or solicitation for any chapter 11 plan, and is being presented for discussion and settlement purposes only.

Prior to filing chapter 11 petitions, the Company entered into a plan support agreement, dated as of April 23, 2009 and effective as of April 29, 2009 (“Plan Support Agreement”) with (i) Senior Secured Lenders comprising more than one half in number of all Senior Secured Lenders and holding at least sixty percent (60%) of the aggregate amount of the Senior Secured Claims (as defined below) (the “Requisite Senior Lenders”) and (ii) Second Lien Noteholders holding at least sixty percent (60%) of the aggregate amount of the Second Lien Secured Claims (as defined below) (the “Requisite Second Lien Noteholders”), pursuant to which the signatories thereto agreed to support a plan of reorganization based on the Original Plan Term Sheet, which was attached as Exhibit “A” to such Plan Support Agreement. The Plan Support Agreement contained Milestones (as defined below) for the Debtors’ chapter 11 cases filed in the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Upon agreement by the relevant parties to that certain First Amendment to the Plan Support Agreement, this Plan Term Sheet will be attached to such First Amendment in substitution for, and will supersede in all respects, the Original Plan Term Sheet.

I.          Parties

Debtors

U.S. Shipping Partners L.P. (“USSP”), and certain of its subsidiaries (collectively, the “Company” or the “Debtors”), including, without limitation, all Borrowers under the First Lien Credit Agreement and all Issuers and Guarantors under the Second Lien Notes (as each term is defined below), USSPC, USSGP and USS Vessel Management LLC.

The First Lien Credit Agreement

Third Amended and Restated Credit Agreement, dated as of August 7, 2006 (as amended, the “First Lien Credit Agreement”), among U.S. Shipping Partners L.P., U.S. Shipping Operating LLC, ITB Baltimore LLC, ITB Groton LLC, ITB Jacksonville LLC, ITB Mobile LLC, ITB New York LLC, ITB Philadelphia LLC, USS Chartering LLC, USCS Chemical Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USCS ATB LLC, USS ATB 1 LLC, USS ATB 2 LLC, USCS Sea Venture LLC, USS M/V Houston LLC, U.S. Shipping Finance Corp., USS Product Manager LLC, USS JV Manager Inc., and USS PC Holding Corp., as borrowers (collectively, the “Borrowers”), USS ATB 3 LLC and USS ATB 4 LLC as guarantors, Canadian Imperial Bank of Commerce, as Administrative Agent (the “Administrative Agent”) and Letter of Credit Issuer, the collateral agent under the First Lien Credit Agreement (the “Collateral Agent”) and the lender parties thereto (collectively, the “Senior Secured Lenders”) and any and all of the documents, notes, instruments and other agreements (including, without limitation, each of the Loan Documents (as defined in the First Lien Credit Agreement) and the ISDA Master Agreements), executed, delivered or filed pursuant to or in connection with the aforementioned Third Amended and Restated Credit Agreement, as such Third Amended and Restated Credit Agreement, documents, notes and other agreements and instruments (including the Loan Documents and the ISDA Master Agreement) may have been amended, supplemented, modified or allonged.

Second Lien 13% Senior Secured Notes due 2014

Second Lien 13% Senior Secured Notes due 2014 (the “Second Lien Notes”) issued pursuant to that certain Indenture, dated as of August 7, 2006 (the “Second Lien Indenture”) among USSP and U.S. Shipping Finance Corp., as issuers (the “Issuers”), U.S. Shipping Operating LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS Chartering LLC, USS M/V Houston LLC, USS Product Manager LLC, USS JV Manager Inc., ITB Baltimore LLC, ITB Groton LLC, ITB Jacksonville LLC, ITB Mobile LLC, ITB New York LLC, ITB Philadelphia LLC, USCS Chemical Pioneer Inc., USCS Chemical Chartering LLC, USCS Charleston Chartering LLC, USCS Charleston LLC, and USCS Sea Venture LLC, as guarantors (the “Guarantors”), and Wells Fargo Bank, N.A., as indenture trustee (the “Indenture Trustee”).

II. Proposed Restructuring

The Company will restructure its debt and equity interests pursuant to the Plan as described below. Unless otherwise indicated, all transactions will take place on the date the Plan becomes effective (the “Effective Date”).

Corporate and Capital Structure of Reorganized Debtors[1]

The proposed Plan contemplates a reorganization of the Company (the “Restructuring”) as a corporation under Delaware law that is compliant with sections 12103 and 50501 of title 46 of the United States Code and Part 4.80 of title 19 of the Code of Federal Regulations (collectively, the “U.S. Coastwise Trade Laws”).

[1] Reorganized Debtors means Reorganized USSP (as defined below), USS Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USS Product Manager LLC, USS JV Manager Inc., USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS M/V Houston LLC, ITB New York LLC, ITB Baltimore LLC, ITB Mobile LLC, USCS ATB LLC, USCS Sea Venture LLC, ITB Philadelphia LLC and, USCS Chemical Chartering LLC, USS Vessel Management LLC and USS Product Carriers LLC on and after the Effective Date (as defined below). The Debtors may elect to dissolve or merge our of existence one or more of these entities at the Effective Date.

Through the Plan, all existing partnership and other equity interests in USSP (the “USSP Prepetition Equity Interests”) shall be deemed cancelled and extinguished. New common stock, par value $0.001 per share, in two classes, Class A (the “Class A New Common Stock”) and Class B (the “Class B New Common Stock” and together with the Class A New Common Stock, the “New Common Stock”) shall be issued to the Senior Secured Lenders and holders of the Second Lien Notes (the “Second Lien Noteholders”) in reorganized USSP (“Reorganized USSP”) along with Warrants (as defined below) to purchase the New Common Stock. Each share of New Common Stock will have the same ownership and voting rights, provided that dividends and other distributions declared in respect of the New Common Stock will first be distributed in respect of the Class A New Common Stock in amount equal to, in aggregate approximately $54 million[2] plus a four percent (4%) simple annual accruing dividend on the balance of the $54 million (the “Priority Distribution Amount”). Class B New Common Stock will have no stated dividend. The total number of shares shall be divided so that forty-five percent (45%) of the New Common Stock is Class A New Common Stock and fifty-five percent (55%) of the New Common Stock is Class B New Common Stock (on a fully diluted basis after giving effect to the Management Equity Plan (defined below).

The debt incurred in connection with the First Lien Credit Agreement will be converted into a senior secured credit facility involving two ranked tranches of debt with an aggregate principal amount of $300 million (the “New Term Loans”), the terms of which are set forth below. The debt incurred in connection with the First Lien Credit Agreement will also be converted into the Class A New Common Stock and Warrants to purchase Class A New Common Stock (the “Class A Warrants”), the terms of which are set forth below.

The Second Lien Notes will receive Class B New Common Stock and Warrants to purchase Class B New Common Stock (the “Class B Warrants” and together with the Class A Warrants the “Warrants”), the terms of which are set forth below.

Through the Plan, USSGP will be merged with and into Reorganized USSP on the Effective Date, with Reorganized USSP being the surviving corporation.[3]

[2] The exact amount of the Priority Distribution Amount will depend on the finalization of the interest rate swap termination obligations.

[3] The Debtors may instead elect to dissolve USSGP.

Equity Ownership in Reorganized Debtors	The equity ownership of Reorganized USSP shall be held as follows:
(a)

100% of Class A New Common Stock of Reorganized USSP (after giving effect to the exercise of all Class A Warrants issued pursuant to this clause) shall be issued to the Senior Secured Lenders (the “Senior Secured Lenders’ Equity Share”). The Senior Secured Lenders’ Equity Share shall consist of shares of Class A New Common Stock and Class A Warrants and be issued on the Effective Date, subject to the following:

(i)

Each Senior Secured Lender that is a U.S. Citizen (“Domestic Holder”) shall be issued shares of Class A New Common Stock in an amount equal to its pro rata share[4] of the Senior Secured Lenders’ Equity Share; and

(ii)

Each Senior Secured Lender who is not a U.S. Citizen for U.S. Coastwise Trade Laws purposes[5] (“Foreign Holder”) shall be issued shares of Class A New Common Stock and Class A Warrants in an amount equal to its pro rata share of the Senior Secured Lenders’ Equity Share, with each Foreign Holder being allocated shares of Class A New Common Stock and Class A Warrants as follows:

(A) a number of shares of Class A New Common Stock equal to the product determined by multiplying (I) 23% of the total number of shares of Class A New Common Stock to be outstanding on the Effective Date by (II) a fraction, (x) the numerator of which is the amount of such Foreign Holder’s Senior Secured Claim and (y) the denominator of which is the total amount of Senior Secured Claims held by all Foreign Holders; and

(B) Class A Warrants representing the number of shares of Class A New Common Stock equal to such Foreign Holder’s pro rata share of the Senior Secured Lenders’ Equity Share less the number of shares of Class A New Common Stock issued to such Foreign Holder pursuant to subclause (A) above.

[4] For purposes hereof, a Senior Secured Lender’s pro rata share shall equal the percentage determined by dividing the amount of such Senior Secured Lender’s Senior Secured Claim by the total of all Senior Secured Claims.

[5] The term “U.S. Citizen” will hereinafter be used to refer to U.S. Citizens for U.S. Coastwise Trade Laws purposes.

(b)

100% of Class B New Common Stock of Reorganized USSP (after giving effect to the exercise of all Class B Warrants issued pursuant to this clause but before giving effect to the Management Equity Plan) shall be issued to the Second Lien Noteholders (the “Second Lien Noteholders’ Equity Share”). The Second Lien Noteholders’ Equity Share shall consist of shares of Class B New Common Stock and Class B Warrants and be issued on the Effective Date, subject to the following:

(i) Each Second Lien Noteholder that is a Domestic Holder shall be issued shares of Class B New Common Stock in an amount equal to its pro rata share[6] of the Second Lien Noteholders’ Equity Share; and

(ii)

Each Second Lien Noteholder who is a Foreign Holder shall be issued shares of Class B New Common Stock and Warrants in an amount equal to its pro rata share of the Second Lien Noteholders’ Equity Share, with each Foreign Holder being allocated shares of Class B New Common Stock and Class B Warrants as follows:

(A) a number of shares of Class B New Common Stock equal to the product determined by multiplying (I) 23% of the total number of shares of Class B New Common Stock to be outstanding on the Effective Date by (II) a fraction, (x) the numerator of which is the amount of such Foreign Holder’s Second Lien Secured Claim and (y) the denominator of which is the total amount of Second Lien Secured Claims held by all Foreign Holders; and

(B) Class B Warrants representing the number of shares of Class B New Common Stock equal to such Foreign Holder’s pro rata share of the Second Lien Noteholders’ Equity Share less the number of shares of Class B New Common Stock issued to such Foreign Holder pursuant to subclause (A) above.

In no event shall the Foreign Holders own more than 23% of the New Common Stock outstanding on the Effective Date.

The allocations noted in clause (b) above shall be subject to dilution on account of the issuance of New Common Stock to the post-reorganization management pursuant to the Management Equity Plan, described in further detail below.

New Common Stock that was originally issued to a US Citizen may be sold only to a U.S. Citizen.

New Common Stock and Warrants will be exempt from the registration requirements of the Securities Act upon issuance pursuant to section 1145 of the Bankruptcy Code and Reorganized USSP will not be subject to the reporting requirements of the Securities Exchange Act of 1934. Transfer of New Common Stock and Warrants shall not be registered and shall be subject to applicable securities laws regarding transfer.

[6] For purposes hereof, a Second Lien Noteholder’s pro rata share shall equal the percentage determined by dividing the amount of such Second Lien Noteholder’s Second Lien Secured Claim by the total of all Second Lien Secured Claims.

Operation of Post- Reorganization Business and Certain Limitations on Distributions With Respect to New Common Stock

Following confirmation and consummation of the Plan, the Reorganized Debtors shall continue to exist as separate corporate or limited liability company entities in accordance with the laws of their respective states of incorporation or formation and pursuant to their respective organizational documents in effect prior to the Effective Date, except to the extent such organizational documents are amended pursuant to the Plan. Such amendments to the organizational documents for each Debtor shall include, among other things, provisions, to the extent necessary or appropriate, effectuating the provisions of the Plan to assure that Reorganized USSP continues to be a U.S. Citizen, and such other provisions as may be agreed prior to confirmation by the Debtors and a steering committee consisting of (i) two persons appointed by a majority-in-interest of the Requisite Senior Lenders (the “Senior Representatives”), and (ii) one person appointed by a majority-in-interest of the Requisite Second Lien Noteholders (the “Second Lien Representative” and, together with the Senior Representatives, the “Steering Committee”). The Steering Committee shall, after reasonable notice to all three members, act by majority vote of the persons present at any meeting of the Steering Committee; provided that at least a majority of members of the Steering Committee must be present at any meeting in order for valid action to be taken by the Steering Committee; and provided further that in the event of a tie vote, the chairman shall have the tie breaking vote. If a member of the Steering Committee sells a majority in amount of its position it shall resign as a member of the Steering Committee. If there be a resignation the slot shall be filled by a majority-in-interest of the Requisite Senior Lenders (in the case of a Senior Representative) and by majority-in-interest of the Requisite Second Lien Noteholders (in the case of the Second Lien Representative).

The charter and/or bylaws of Reorganized USSP or a stockholder agreement to be entered into by (or deemed by Court order to be binding upon) all material holders of New Common Stock shall (a) set forth certain restrictions relating to the transfer of shares of Reorganized USSP for Jones Act and securities law purposes, and to preserve valuable tax attributes, (b) regulate the membership of the new Board of Directors of Reorganized USSP (the “New Board”) and officers to such extent as will assure the preservation of Reorganized USSP’s status as a United States Citizen within the provisions of U.S. Coastwise Trade Laws, (c) limit the acquisition by any one person or group of persons acting in concert of beneficial ownership of more than thirty percent (30%) of the New Common Stock (subject to a pre-emergence grandfather clause) unless such person or group simultaneously offers to acquire all the outstanding New Common Stock and Warrants, (d) prohibit the distribution of dividends by Reorganized USSP (and certain other restricted payments) prior to the payment in full of the New Term Loan, (e) prohibit the distribution of dividends on the Class B New Common Stock until the holders of Class A New Common Stock have received their Priority Distribution Amount, (f) require that following the payment in full of the New Term Loan (or any refinancing thereof) Reorganized USSP make annual distributions on the Class A New Common Stock in an amount equal to 20% of the Priority Distribution Amount, and (g) prohibit Reorganized USSP from incurring indebtedness that would limit or prevent payment of the Priority Distribution Amount other than indebtedness used to refinance the New Term Loan as long as the principal amount of such indebtedness did not exceed the principal amount of the New Term Loan that was refinanced.

All New Board decisions on significant corporate events, including sale, acquisition or disposition of non-immaterial assets and initiating any initial public offering of Reorganized USSP will comply with Delaware law and require the approval of at least a majority of the non-management directors who are U.S. Citizens (a “Super Majority”).

All organizational documents and stockholder agreements shall be in form and substance acceptable to the Steering Committee, whose consent shall not be unreasonably withheld.

The structure of the Reorganized Debtors shall be such that, at all times, the president, chief executive officer or chairman will be able to state in an Affidavit of U.S. Citizenship that by no means whatsoever is control of more than twenty-five percent (25%) of any equity interest in the Reorganized USSP given or permitted to be exercised by a person who is not a U.S. Citizen.

Equity Issuance

Reorganized USSP may not issue and sell any additional shares of Class A New Common Stock other than upon exercise of the Class A Warrants. Reorganized USSP may not issue and sell more than twenty percent (20%) of the outstanding shares of Class B New Common Stock of Reorganized USSP (other than upon exercise of the Class B Warrants), including pursuant to a registration statement declared effective by the Securities and Exchange Commission without the consent of a majority-in-interest of the New Common Stock holders, which majority shall include a majority-in-interest of the Foreign Holders, whose consent shall not be unreasonably withheld; provided that such consent shall not be required for equity issued to cure a financial covenant default. Existing shareholders (of either class) shall have pre-emptive rights with respect to issuances of Class B New Common Stock, other than issuances (i) pursuant to a registration statement declared effective by the Securities and Exchange Commission and (ii) to effect an acquisition.

Warrants	The Warrants to be issued to Foreign Holders shall have the following terms:

	(a)	the exercise price for the Warrants shall be equal to the par value of the shares of the common stock underlying the Warrant and may be paid in cash or pursuant to a cashless exercise procedure;

	(b)	the Warrants shall expire on December 31, 2029;

	(c)	the Warrants may be exercised only by an entity that is a U.S. Citizen;

	(d)	the Warrants shall be freely transferable to any person, party or entity subject to applicable securities laws; and

	(e)	the Warrants shall include antidilution protection in the event of stock dividend, recapitalization, stock split or reclassification of the common stock.

In addition, the Class A Warrants will provide that in the event Reorganized USSP makes a distribution in respect of the Priority Distribution Amount, each holder of such Class A Warrant will receive a cash payment equal to the amount it would have received had it exercised its Class A Warrant immediately prior to such distribution being made and had owned Class A New Common Stock as the time such distribution was being made.

III. Summary of Proposed Terms of New Term Loan

New Term Loan:

Term loan involving two ranked tranches of debt with an aggregate principal amount of $300 million. The first tranche of the New Term Loan (the “New Senior Debt”) will be in the aggregate amount of approximately $225 million and the second tranche of the New Term Loan (the “New Junior Debt”) will be in the aggregate amount of approximately $75 million. USSP and the Steering Committee may by agreement alter the allocation of the New Term Loan between the New Senior Debt and the New Junior Debt prior to confirmation of the Plan, in consultation within their tax advisors. If any such adjustment occurs the interest rate on the New Senior Debt will be adjusted up or down such that the projected interest obligation on the New Senior Debt would be the same as if the New Senior Debt has $225 million in principal and interest rate specified below.

Borrowers/ Guarantors:

USSP (on or after the Effective Date), USS Chartering LLC, USCS Chemical Pioneer Inc., USCS Charleston Chartering LLC, USCS Charleston LLC, USS Product Manager LLC, USS JV Manager Inc., USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS M/V Houston LLC, ITB New York LLC, ITB Baltimore LLC, ITB Mobile LLC, USCS ATB LLC, USCS Sea Venture LLC, ITB Philadelphia LLC, USCS Chemical Chartering LLC, USS Vessel Management LLC and USS Product Carriers LLC (collectively, the “Reorganized Debtors”).[7]

Ratings:

The Company shall apply for and use its reasonable best efforts to obtain private letter ratings from Standard & Poors and Moody’s within two months following the Effective Date and use its reasonable best efforts to maintain them thereafter.

[7] The Debtors may elect to dissolve or merge out of existence one or more of these entities at the Effective Date.

Lenders:	New Term Lenders.

Maturity:	The New Term Loan will mature on August 7, 2013 (the “Maturity Date”).

Interest Rate and Payment Dates:

Interest under the New Senior Debt shall be paid quarterly at LIBOR plus seven and three-tenths percent (7.3%), subject to a two percent (2%) LIBOR floor. Interest under the New Junior Debt shall be paid quarterly at LIBOR plus five-tenths percent (0.5%), subject to a two percent (2%) LIBOR floor.

The US Shipping entities are considering purchasing one or more LIBOR caps on a portion of the New Term Loan and will do so if requested by the Requisite Senior Lenders and each such cap can be obtained on commercially reasonable terms.

Default Rate:

Upon the occurrence and during the continuance of any event of default (including, without limitation, in respect of letters of credit), interest shall be payable on demand at a default rate in an amount equal to two percent (2%) over the then applicable interest rate.

Amortization:

With respect to the New Senior Debt, no amortization prior to the completion of the first full year following the Effective Date other than pursuant to the Excess Cash Sweep (as defined below), and amortization of one quarter of one percent (0.25%) of the New Senior Debt per quarter beginning on the last day of the first full fiscal quarter following completion of the first full fiscal year following the Effective Date. With respect to the New Junior Debt, no amortization prior to the payment in full of the New Senior Debt, and amortization of one quarter of one percent (0.25%) of the New Junior Debt per quarter beginning on the last day of the first full fiscal quarter following payment in full of the New Senior Debt. The balance of the New Term Loan shall be payable on the Maturity Date.

Excess Cash Sweep:

Cash flow sweep of one hundred percent (100%) of the Excess Cash Flow (as defined below), over and above (i) a $25 million cash balance for the first twelve (12) months after the Effective Date and (ii) a $20 million cash balance after the first twelve (12) months after the Effective Date (provided that such $20 million cash balance shall be reduced or increased (though never to exceed $20 million) by $2 million for each vessel that is removed or added to service following the Effective Date), to prepay the outstanding principal amount of the New Term Loan. “Excess Cash Flow” shall mean EBITDA in the previous quarter plus net proceeds (after deducting reasonable and customary costs of sale) from any vessel sales minus (i) interest and fee payments on the New Term Loan and letter of credit fees, (ii) any and all cash drydocking costs in previous quarter, budgeted cash drydocking costs for the next three quarters and all cash capital costs associated with the 4th ATB not funded from cash escrow, (iii) necessary and appropriate repair and maintenance costs to the extent such amounts are not already included in the determination of EBITDA, (iv) any cash taxes paid in such quarter, (v) scheduled amortization payments on the New Term Loan and (vi) any amounts used to repurchase New Term Loan Notes (as defined below) as provided in “Repurchase of New Term Loan Notes” below. The sweeps of the Excess Cash Flow shall be used to repay the New Senior Debt until such debt has been repaid in full at which time the sweeps of the Excess Cash Flow shall be used to repay the New Junior Debt until such debt has been repaid in full at which time the Excess Cash Sweeps shall terminate. In addition to the foregoing, no Excess Cash Sweep shall deplete cash reasonably expected by the Company to be required to pay its drydocking expenses for the following three quarters.

Repurchase of New Term Loan Notes:

The Reorganized Debtors shall be allowed to use up to 35% of Excess Cash Flow (as defined above but excluding clause (vi)) to repurchase New Term Loan Notes in the open market as long as (i) the purchase price is no more than 85% of the face amount of the New Term Loan Notes repurchased and (ii) such repurchase will not result in the rating agencies putting the Reorganized Debtors on “selective default”. Such repurchased notes are to be treated as permanently retired for all purposes including, but not limited to, interest payments, principal payments, and voting. Furthermore, any gain recorded on such repurchase is not to be included in any covenant calculation. In addition, no New Term Loan Notes relating to New Junior Debt shall be repurchased while there are any outstanding obligations with respect to the New Senior Debt.

Collateral:

The New Term Loan will be secured by all or substantially all of the Reorganized Debtors’ assets (other than as to de minimis assets where it would not be cost-effective to do so). The lien on the Reorganized Debtors’ assets securing the New Junior Debt shall be subordinate to the lien securing the New Senior Debt.

Representations, Covenants, Events of Default, etc.:

All representations, covenants, events of default, voting requirements, indemnifications, assignment provisions and other terms and provisions of the loan agreement under which the New Term Loan is to be issued shall be consistent with the similar provisions in the First Lien Credit Agreement and otherwise in form and substance reasonably acceptable to the Senior Representatives, except that (i) there shall be no other indebtedness for borrowed money, whether or not secured, provided that indebtedness constituting a capital lease arising from a sale/leaseback transaction approved by the agent for the New Term Loan (such approval not to be unreasonably withheld) where the net proceeds of such transaction are used to prepay the New Term Loan shall not be considered indebtedness for borrowed money, and (ii) the only financial covenants shall be a four quarter rolling (A) interest coverage test (EBITDA/net interest) with a minimum ratio of one and a half times (1.5x) and (B) a debt to EBITDA coverage ratio to be determined (but consistent with the interest coverage test and the projections provided by USSP to the Senior Secured Lenders), which covenants shall only be measured beginning with the fourth full fiscal quarter following the Effective Date; provided that if the Reorganized Debtors are in default of either or both of these covenants, they shall be permitted to cure such default by issuing equity securities representing not more than 25% of the outstanding New Common Stock on a fully-diluted basis (calculated as if all outstanding Warrants had been exercised) after giving effect to such issuance and using the proceeds thereof to repay the New Term Loan in an amount such that after giving effect to such repayment as if it had occurred on the measurement date the Reorganized Debtors were in compliance with such financial covenant(s).

Reorganized USSP shall be prohibited, without the prior consent of the Agent for the New Term Loan lenders, from making capital expenditures other than capital expenditures (i) for dry docks and UWILD inspections, (ii) as necessary to maintain all existing assets in a proper condition as required by law or customers or (iii) as set forth in a capital expenditures budget approved by the New Board and consented to by the Agent for the New Term Loan lenders, such consent not to be unreasonably withheld.

Transfer Restriction

The transfer of the New Junior Secured Term Notes will be subject to certain transfer restrictions that are designed to protect the availability of the Reorganized Debtors net operating losses and other tax attributes.

IV.          Treatment of Claims and Interests

•	Administrative Expense Claims

Except to the extent that a holder entitled to payment agrees to a less favorable treatment, or has been paid prior to the Effective Date, in whole or in part, on the latest of (i) the Effective Date, (ii) the date on which its claim becomes an allowed, or (iii) the date on which its claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an allowed administrative expense claim shall receive, in full satisfaction, settlement, and release of and in exchange for such claim, cash equal to the unpaid portion of its claim without interest. Notwithstanding the forgoing, (a) any allowed administrative expense claim based on a liability incurred by the Debtors in the ordinary course of business by the Debtors shall be paid in full and performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, and (b) any allowed administrative expense claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors; provided, further, that if any such ordinary course expense is not billed or a request for payment is not made within ninety (90) days after the Effective Date, such ordinary course expense shall be barred.

•	Secured Tax and Priority Tax Claims

Except to the extent that a holder agrees to a different treatment or has been paid prior to the Effective Date, each holder of an allowed secured tax claim or priority tax claim shall, in full satisfaction, release, and discharge of such claim, receive at the Debtors’ option: (a) cash, paid in full, representing the full amount (without interest) of such holder’s unpaid claim on or as soon as reasonably practicable following the later to occur of (x) the Effective Date, and (y) the date on which such claim becomes allowed; or (b) receive such other terms determined by the Bankruptcy Court to provide the holder deferred cash payments having value, as of the Effective Date, equal to such claim. Upon payment and satisfaction in full of all allowed secured tax claims and priority tax claims, all liens and security interests granted to secure such obligations, whether in these chapter 11 cases or otherwise, shall be terminated and of no further force or effect.

•	Professional Compensation and Reimbursement Claims

All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the date on which the Plan is confirmed under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Effective Date their respective applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred and (b) be paid in full without interest, in cash, in such amounts as are allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such claim or upon such other terms as may be mutually agreed upon between the holder of such claim and the Debtors. The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the date of confirmation of the Plan (the “Confirmation Date”) in the ordinary course of business and without the need for Bankruptcy Court approval.

•	Priority Non-Tax Claims

Except to the extent that a holder (i) has been paid by the Debtors, in whole or in part, prior to the Effective Date, or (ii) agrees to a less favorable treatment, each holder of an allowed priority non-tax claim shall receive, in full satisfaction of such claim, cash in the full amount of the claim (without interest), on or as soon as reasonably practicable after the later of (a) the Effective Date, or as soon thereafter as reasonably practicable, and (b) the date such claim becomes allowed.

Secured Claims

•	Allowed First Lien Secured Claims

Under the Plan, claims arising under the First Lien Credit Agreement (the “Senior Secured Claims”) shall be allowed, not subject to offset, defense, counterclaim, reduction or credit of any kind whatsoever, in an amount equal to the sum of (i) the aggregate principal amount outstanding under the First Lien Credit Agreement (approximately $332.6 million) as of April 29, 2009, the date of filing of the chapter 11 cases (the “Commencement Date”), plus (ii) principal amounts drawn on the Letters of Credit from the Commencement Date through the Effective Date, plus (iii) an amount equal to the termination obligation in respect of ISDA Master Agreements governing certain interest rate swaps, plus (iv) accrued and unpaid letter of credit fees and administrative fees through the Commencement Date, plus (v) other unpaid amounts due under the First Lien Credit Agreement, including, without limitation, unpaid cash and PIK interest through and including the record date for voting on the Plan.

The Senior Secured Lenders will receive in full, complete and final satisfaction of the Senior Secured Claims the following:

(a)

Secured term loan notes in connection with the New Term Loan with respect to both the New Senior Debt and the New Junior Debt (collectively, the “New Term Loan Notes”) in a principal amount equal to such holder’s pro rata share in each tranche of debt with respect to the New Term Loan (the Senior Secured Lenders, in their capacity as the holders of the New Term Loan Notes, being referred to as the “New Term Lenders”);

		(b)	The Senior Secured Lenders will receive shares of Class A New Common Stock and Class A Warrants as set forth under “II. Proposed Restructuring—Equity Ownership” above; and

(c)

The pre-petition letters of credit under the First Lien Credit Agreement that are outstanding as of the Effective Date shall be replaced and returned to the Administrative Agent as issuing bank, marked “canceled” or, to the extent Reorganized Debtors are unable to replace any of such letters of credit, such letter of credit shall be (a) secured by a back-to-back letter of credit issued by an institution acceptable to the Administrative Agent equal to 105% of the face amount of such letters of credit or (b) cash collateralized in an amount equal to 105% of the face amount of such letters of credit by the deposit of cash in such percentage amount in an account designated by the Administrative Agent, as issuing bank, which cash will be remitted to the Reorganized Debtors upon the expiration, cancellation or other termination or satisfaction of the reimbursement obligations in respect of such letters of credit.

The Debtors shall pay in cash, without interest, the fees and the reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of attorneys and advisors) incurred by, and administration fees payable to, the Administrative Agent in their capacity as administrative agent under the First Lien Credit Agreement, in each case to the extent not reimbursed on or prior to the Effective Date, without the necessity of filing a fee application or any other application of any kind or nature with the Bankruptcy Court.

The Debtors shall pay in cash, without interest, the fees and the reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of attorneys and advisors) incurred by, and administration fees payable to, the Collateral Agent, in each case to the extent not reimbursed on or prior to the Effective Date, without the necessity of filing a fee application or any other application of any kind or nature with the Bankruptcy Court.

The prepetition and postpetition fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, counsel to the chairman of the Steering Committee, up to a maximum of $650,000, shall be paid in cash on the Effective Date by the Reorganized Debtors, without the need for application to, or approval of, the Bankruptcy Court. Reorganized USSP shall pay the reasonable post-Effective Date fees and expenses of Pillsbury (if any) reasonably needed to effectuate the Plan.

The fees and expenses of counsel to the Senior Secured Lenders in connection with the documentation of the New Term Loan, which counsel shall be chosen by the Senior Representatives and reasonably acceptable to USSP, and shall be paid in cash on the Effective Date by the Reorganized Debtors, without the need for application to, or approval of, the Bankruptcy Court.

•	Allowed Second Lien Noteholder Claims

Under the Plan, claims arising under the Second Lien Indenture (the “Second Lien Secured Claims”) shall be allowed, not subject to offset, defense, counterclaim, reduction or credit of any kind whatsoever, in the amount of $100,000,000 (representing the amount of principal outstanding under the Second Lien Indenture), plus prepetition accrued and unpaid interest. Each Second Lien Noteholder shall receive, in full, complete and final satisfaction of its Second Lien Secured Claim, shares of Class B New Common Stock and Class B Warrants as set forth under “II. Proposed Restructuring—Equity Ownership” above. If USSP and the Steering Committee agree, the Second Lien Secured Claims may be permitted a deficiency claim to be treated as a general unsecured claim.

The prepetition and postpetition fees and expenses of the Indenture Trustee, including administrative and professional fees and expenses (including the fees and expenses of Seward &Kissel LLP as primary Indenture Trustee’s counsel), shall be paid in cash on the Effective Date by the Reorganized Debtors, without the need for application to, or approval of, the Bankruptcy Court.

The prepetition and postpetition fees and expenses of Bracewell & Giuliani LLP, counsel to the Second Lien Representative and special co-counsel to the Indenture Trustee, up to a maximum of $450,000 (including within such $450,000 reimbursement of the fees and expenses of Blank Rome LLP as special maritime counsel to Second Lien Representative, up to a maximum amount of $15,000), shall be paid in cash on the Effective Date by the Reorganized Debtors, without the need for application to, or approval of, the Bankruptcy Court. In addition, Reorganized USSP shall pay the reasonable post-Effective Date fees and expenses of Bracewell (if any) reasonably needed to effectuate the Plan.

•	Other Secured Claims

Except to the extent that a holder agrees to a less favorable treatment, on the Effective Date, at the sole option of the Debtors, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (ii) each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of such Claim, either (a) a note with periodic Cash payments having a present value equal to the amount of such holder’s Allowed Other Secured Claim, (b) the proceeds of the sale or disposition of its Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral, (c) the Collateral securing such Claim and any interest on such Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

Unsecured Claims

•	General Unsecured

Amount payable on general unsecured claims to be agreed between the Debtors and the Steering Committee, but not to exceed $100,000 unless the Debtors and the Steering Committee in their judgment conclude that it would be cost effective to agree to a higher number.

•	Insured Claims

A holder of an allowed claim that is an insured claim shall be paid in the ordinary course of the business of the Reorganized Debtors from the proceeds of any insurance policy covering such claims maintained by or for the benefit of the Debtors or the Reorganized Debtors.

Equity Interests

•	USSP Prepetition Equity Interests

On the Effective Date, all USSP Prepetition Equity Interests shall be deemed cancelled and extinguished and the holders of USSP Prepetition Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Prepetition Equity Interests under the Plan. Holders of USSP Prepetition Equity Interests shall not be required to surrender their certificates or other interests evidencing ownership of such Prepetition Equity Interests.

•	GP Prepetition Equity Interests

On the Effective Date, all prepetition equity interests in USSGP (“GP Prepetition Equity Interests”) shall be deemed cancelled and extinguished and the holders of GP Prepetition Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Prepetition Equity Interests under the Plan. Holders of GP Prepetition Equity Interests shall not be required to surrender their certificates or other interests evidencing ownership of such Prepetition Equity Interests.

V.          Cash Collateral

Cash Collateral

The Debtors will enter into a stipulation (the “Cash Collateral Stipulation”) with the Collateral Agent regarding the use of cash collateral to satisfy the ongoing working capital requirements of the Company during these chapter 11 cases on terms and conditions acceptable to the Senior Representatives, whose consent shall not be unreasonably withheld.

Adequate Protection

Pursuant to sections 361, 362, 363(c) and 507 of the Bankruptcy Code, the Collateral Agent, in each case for the benefit of itself and the Senior Secured Lenders, shall be granted the following adequate protection (the “Adequate Protection”) of the prepetition security interests of the Senior Secured Lenders, for, and equal in amount to, the diminution in the value (the “Diminution in Value”) of the pre-petition security interests of the Senior Secured Lenders, calculated in accordance with section 506(a) of the Bankruptcy Code, whether or not such Diminution in Value results from the sale, lease or use by the Debtors of the collateral securing the First Lien Credit Agreement (including, without limitation, cash collateral (as defined in Section 363(a) of the Bankruptcy Code)), or the stay of enforcement of any prepetition security interest arising from section 362 of the Bankruptcy Code, or otherwise.

(a)

Adequate Protection Lien. As security for and solely to the extent of the Diminution in Value of the prepetition security interests of Collateral Agent, the Collateral Agent shall be granted, effective and perfected as of the date the stipulation ordering the use of Cash Collateral has been entered with the Bankruptcy Court (the “Cash Collateral Stipulation”), and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Collateral (as defined in the First Lien Credit Agreement) (the “Adequate Protection Liens”), which Adequate Protection Liens shall rank in the same relative priority and right as do the security interests and liens of the Collateral Agent.

(b)

Super-Priority Claim. To the extent of any Diminution in Value of the prepetition security interests of the Collateral Agent, the Collateral Agent shall be granted a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code.

(c)

Interest. As additional adequate protection, the Senior Secured Lenders shall receive cash payments of interest accruing on the principal amount of the loans outstanding under the First Lien Credit Agreement at the Commencement Date at LIBOR plus fifty basis points. Interest shall be paid quarterly in arrears on the last day of each calendar quarter prior to the Effective Date and on the Effective Date.

The Indenture Trustee, for the benefit of itself and each of the Second Lien Noteholders, shall also be granted each of the foregoing forms of adequate protection other than interest payments provided in clause (c), in all cases subject to the limitations, subordination provisions and other terms and conditions of the Intercreditor Agreement dated as of August 7, 2006, between, among others, the Administrative Agent, the Collateral Agent and the Indenture Trustee.

Termination Date	The earliest of (x) the Effective Date; (y) the date on which Cash Collateral is used in a manner contrary to the Cash Collateral Stipulation; and (z) November 16, 2009.

VI.          Other Plan Provisions

Releases and Exculpation

The Debtors will release their respective current and former officers and directors, the Senior Secured Lenders, the Second Lien Noteholders, the Administrative Agent, the Collateral Agent, the Indenture Trustee, the Senior Representatives, the Second Lien Representative, and the respective officers, directors, employees, agents, advisors, and professionals of each of the foregoing, including the Debtors (all of the foregoing the “Releases”), from all claims arising before the Effective Date other than claims (i) based upon willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction and (ii) claims against any Senior Secured Lender and Second Lien Noteholder relating to the purported termination of certain of Debtors’ rights and agreements with respect to USS Products Investor LLC.

The Plan will include standard exculpation for the Releasees for participating in the Debtors’ chapter 11 cases, including any parties’ respective present or former officers, directors, employees, agents, and advisors of each of the forgoing.

The Senior Secured Lenders and the Second Lien Noteholders will release the Debtors and their respective current and former officers, directors, employees, agents, advisors, and professionals from all claims arising on or before the Effective Date, other than claims (i) based upon willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction and (ii) claims relating to the purported termination of certain of Debtors’ rights and agreements with respect to USS Products Investor LLC.

To the extent permitted by applicable law, the Administrative Agent, the Collateral Agent, the Indenture Trustee, the Senior Representatives, the Second Lien Representative and their respective officers, directors, agents, advisors, and professionals shall be released by all creditors and interest holders from any and all claims arising at any time.

Governance

The New Board shall (a) have up to seven (7) members, two (2) of whom shall be members of management, at least one (1) of whom shall be independent and shall serve as the Chairman of the New Board, and the remainder shall not be members of management. The initial New Board shall be appointed by the Requisite Senior Lenders (in consultation with (but not subject to the consent of) the Second Lien Representative, provided that the New Board shall include at least one person proposed by the Second Lien Representative and reasonably acceptable to the Senior Representatives, prior to the hearing to consider Confirmation of the Plan; and provided further that the Requisite Senior Lenders shall use commercially reasonable efforts to appoint as directors two individuals (one of whom shall be the chairman) who are not affiliated with the Debtors, the Senior Secured Lenders or the Second Lien Noteholders and who have relevant industry experience. The members of the New Board shall have staggered terms and the New Board shall meet the standards of the U.S. Coastwise Trade Laws.

All existing corporate governance documents of the Debtors shall be restated as of the Effective Date in order to (i) be in compliance with the Bankruptcy Code and (ii) to effectuate the provisions of the Plan. For the avoidance of doubt, the senior management and the composition of the board of directors of Reorganized Debtor (and the term of each director) at the Effective Date shall be acceptable to the Steering Committee.

Management Equity Plan

The Plan shall provide for a Management Equity Plan of ten percent (10.0%) New Common Stock (the “Management Equity Plan”), all of which shall be in the form of Class B New Common Stock (such Class B New Common Stock, the “MEP Class B New Common Stock”). The terms of the Management Equity Plan, including an initial grant of fifty percent (50.0%) of the MEP Class B New Common Stock (twenty five percent (25%) of which will vest on the Effective Date and the balance of which will vest in equal amounts on each of the first, second and third anniversary of the Effective Date (subject to immediate vesting in full upon a sale of the Reorganized Debtors)), and the reservation of the other fifty percent (50.0%) of the MEP Class B New Common Stock for issuance from time to time following the Effective Date to persons and upon terms established by the New Board, are to be approved as part of the Plan. Management incentive compensation shall also be developed and in all events shall be subject to objective criteria or certified by independent financial or compensation advisors to be consistent with industry comparables

Milestones[8]	“Milestones” shall mean the following milestones related to the Debtors’ Cases:

•

The Debtors shall have filed the Plan and disclosure statement (the “Disclosure Statement”) in support of the Plan, in form and in substance reasonably acceptable to the Steering Committee, on or before July 13, 2009.

[8] Any of the milestones are subject to the Bankruptcy Court calendar availability, the milestones set forth in the second, third and fourth bullets may be automatically extended by either USSP or the Steering Committee for 30 days and may be further modified or extended by agreement of USSP and the Steering Committee.

•

The Bankruptcy Court shall have held a hearing to consider approval of such disclosure statement and confirmation of such plan of reorganization within one hundred and fifteen (115) days after the Commencement Date.

•

The Bankruptcy Court shall have entered an order in form and substance reasonably satisfactory to the Steering Committee approving such disclosure statement and confirming the Plan within one hundred and seventy five (175) days after the Commencement Date.

•

The substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan occurring and all conditions to the effectiveness of the Plan having been satisfied or waived by the Steering Committee on or prior to November 16, 2009.

Other Terms and Conditions

The Plan and the documentation implementing the Plan will contain customary release, injunction, discharge, integration, retention of jurisdiction and governing law provisions, as well as customary conditions to confirmation and effectiveness of the Plan and such other conditions to confirmation and effectiveness of the Plan as may be reasonably required by the Steering Committee.

The Plan and all related documentation shall reflect the terms and conditions of this Plan Term Sheet to the parties’ mutual satisfaction and shall contain such other terms and conditions as the parties mutually agree.

This Plan Term Sheet will become part of the Plan Support Agreement containing customary terms and conditions to be executed by the Company and the Requisite Senior Lenders and the Requisite Second Lien Noteholders in support of the Plan.

The distributions on and treatment of claims contemplated herein shall become effective and binding only upon the confirmation and effective date of a plan under chapter 11 of the Bankruptcy Code which has been voted upon and approved in accordance with section 1126(c) of the Bankruptcy Code, and confirmed by the Bankruptcy Court.

The Reorganized Debtors shall use their reasonable best efforts to offset any cancellation-of-indebtedness income arising from the Plan against all available losses. To the extent there is any COD income remaining, the Reorganized Debtors shall use their reasonable best efforts to obtain the benefits of the new tax legislation permitting a deferral of such income.

Each member of the Steering Committee shall be acting only in its own interests and shall not be liable in any way to any other Senior Secured Lender or Second Lien Noteholder other than with respect to willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction, and shall cease to act as representatives of the Senior Secured Lenders and the Second Lien Noteholders, as the case may be, on the Effective Date.